Exhibit 10.2

Mr. Kenneth F. Martino, Jr.

July 10, 2008

July 10, 2008

Mr. Kenneth F. Martino, Jr.

200 Fairway Crossing

Glastonbury, CT 06033

RE: President and Chief Executive Officer - Broadspire

Dear Ken,

On behalf of Broadspire Services, Inc. (the “Company”), I am very pleased to offer you the position of President and CEO, based in Atlanta, Georgia and reporting Jeffrey T. Bowman, President and CEO, Crawford & Company. Your grade level will be EX19, and you will also be named an Executive Vice President of the Company’s parent corporation, Crawford & Company (“Crawford”), subject to approval of Crawford’s Board of Directors. Subject to such approval, you would be entitled to the perquisites extended to other Executive Vice Presidents of Crawford. This letter clarifies and confirms the terms of your employment with the Company. Unless we mutually agree otherwise, you will commence employment in your new role on July 1, 2008 (the “Start Date”).

BASE SALARY. Your base salary will be $400,000 annualized, payable bi-weekly in accordance with the Company’s standard payroll practice and subject to applicable withholding taxes. Because your position is exempt from overtime pay, your salary will compensate you for all hours worked. Your base salary will be reviewed annually, and any increases will be effective as of the date determined by Crawford’s executive management team.

BONUS. You are entitled to participation in the Crawford Short Term Incentive Plan (“STIP”). Your STIP Target Bonus will be 47.5% of your annual base salary. Any STIP bonus will be payable in accordance with the STIP terms, and will be subject to applicable withholding taxes.

LONG TERM INCENTIVE PLAN. You are eligible for awards under the Crawford Long Term Incentive Plan, awards under which are granted by Crawford’s Board of Directors, generally in February of each calendar year. Subject to approval of Crawford’s Board of Directors, you will be awarded 9,000 shares, payable in shares of Crawford Class A Common Stock, issued under an subject to the terms and conditions of the Crawford & Company Executive Stock Bonus Plan.

OTHER BENEFITS. You will also be entitled, during the term of your employment, to such vacation, medical and other employee benefits as the Company may offer from time to time, subject to applicable eligibility requirements. The Company does reserve the right to make any modifications in the benefits package that it deems appropriate. The Company’s current vacation policy is to provide you with four weeks paid vacation per year during the term of your employment. You are eligible for participation in the Crawford Supplemental Retirement Plan, subject to approval of Crawford’s Board of Directors.

SEVERANCE: In the event your employment with Crawford should be terminated for reasons other than “cause”, or in the event of a “change-in-control” of Crawford, both as solely defined by the President and CEO of Crawford, you will be paid a lump sum amount as severance compensation equal to one year of your then current base salary, subject to withholding for all appropriate taxes,

Mr. Kenneth F. Martino, Jr.

July 10, 2008

payable as soon as is practicable following the termination of employment or change-in-control (subject to required waiting periods under Section 409A of the Internal Revenue Code or any other applicable statute or regulation). Your receipt of any such severance payment is subject to execution by you and Crawford of an agreement achieving mutually acceptable terms on matters pertaining to:

¡	return of all Crawford property, documents, or instruments;

¡	no admission of liability on the part of Crawford;

¡	general release of any and all claims;

¡	non-disclosure of the arrangements;

¡	non-solicitation of employees and customers;

¡	non-competition;

¡	cooperation, and

¡	non-disparagement

If you accept our offer of employment, you will be an employee-at-will, meaning that either you or the Company may terminate our relationship at any time for any reason, with or without cause. Any statements to the contrary that may have been made to you, or that may be made to you, by the Company, its agents, or representatives are superseded by this offer letter.

The terms described in this letter, if you accept this offer, will be the terms of your employment, and this letter supersedes any previous discussions or offers. Any additions or modifications of these terms would have to be in writing and signed by you and an officer of Crawford. If you wish to accept the new position with the Company, please indicate so by signing both copies of this letter and both copies of the enclosed Confidentiality, Noncompetition and Invention Assignment Agreement, retaining one of each for your files and returning the other to me on or before July 17, 2008, upon which date this offer will expire. Please let me know if I can answer any questions for you about any of the matters outlined in this letter.

Sincerely,

/s/ Jeffrey T. Bowman
Jeffrey T. Bowman
President and CEO

I have reviewed and accept the terms and conditions as offered.

/s/ Kenneth F. Martino, Jr.	July 11, 2008
Kenneth F. Martino, Jr.	Date:

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